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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of report (Date of earliest event reported) June 24, 1999

               Southeastern Income Properties Limited Partnership
             (Exact Name of Registrant as Specified in Its Charter)

                                    Virginia
                 (State or Other Jurisdiction of Incorporation)

        0-16848                                        54-1350850
(Commission File Number)                  (I.R.S. Employer Identification No.)

5 Cambridge Center, Cambridge, Massachusetts                          02142
(Address of Principal Executive Offices)                           (Zip Code)

                                 (617) 234-3000
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


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Item 2.  Acquisition or Disposition of Assets

         On June 24, 1999, the Registrant sold its last remaining property Sterlingwood Apartments located in Roanoke, Virginia to an unaffiliated third party for a purchase price of $3,250,000. Net proceeds to the Registrant, after satisfaction of closing costs and the assumption by the purchaser of the existing mortgage indebtedness, were approximately $450,000,000. It is expected that the sale will generate a gain (loss) of approximately ($189,000) for financial reporting purposes and approximately $1,259,000 for tax purposes. In addition, it is expected that all or a portion of the net proceeds will be distributed to the Registrant's partners during the third quarter of 1999.

         As a result of this sale, all of the Registrant's assets have been liquidated and, pursuant to the terms of the Registrant's agreement of limited partnership, the Registrant will be dissolved.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (b)  Pro Forma Financial Information:

         The required pro forma financial information is omitted as Sterlingwood Apartments was the Registrant's remaining asset. Accordingly, the Registrant would not have had any operations without Sterlingwood Apartments.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 1st day of July, 1999.

                                   SOUTHEASTERN INCOME PROPERTIES
                                   LIMITED PARTNERSHIP

                                   By:  Winthrop Southeast Limited
                                        Partnership, Its General Partner


                                        By:  Eight Winthrop Properties,
                                             Inc., Its General Partner

                                             By:  /s/ Michael Ashner
                                                ----------------------
                                                  Michael Ashner
                                                  Chief Executive Officer
                                                  and President